Exhibit 10.59
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT, dated as of May 8, 2009 (this “Agreement”), between American Railcar Industries, Inc., a Delaware corporation (the “Company”) and Mr. James Cowan (the “Employee”).
1. Employment
(a) Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ the Employee and the Employee hereby agrees to become so employed. During the Term of Employment (as hereinafter defined), the Employee shall be employed in the position of the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and as an officer of subsidiaries of the Company as specified and directed by the Board from time to time, and shall perform such duties, consistent with such status and position, as are specified from time to time by, and shall serve in such capacities at the pleasure of, the Company and the Board, subject to the terms hereof.
(b) During the Term of Employment (as hereinafter defined), the Employee shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.
(c) During the Term of Employment, the Employee shall not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, independent contractor, agent, consultant, representative or otherwise, whether or not compensated. Notwithstanding the foregoing, the Employee may accept any such position so long as such position does not conflict, or interfere, with the performance of the Employee’s duties and obligations. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.
2. Term
The employment period of the Employee hereunder shall commence on May 1, 2009, and shall continue through May 1, 2012 (May 1, 2012 being the “Expiration Date”), unless earlier terminated as set forth in this Agreement.

3. Compensation
For all services to be performed by the Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
(a)	Base Compensation
The Company will pay the Employee a salary (the “Base Salary”) at an annual rate of $350,000 per full 365-day year. The Base Salary shall be payable in accordance with the normal payroll practice of the Company. The Base Salary will be reviewed periodically by the Board of Directors as is customary with other officers. Following such review, the Board of Directors may, at its absolute and sole discretion, increase (but shall not be required to increase) the Base Salary or other benefits.
(b)	Bonus Compensation
The Company will pay the Employee an annual bonus for each calendar year of employment ending on or after December 31, 2009, calculated based on the achievement of objective performance targets for the Company to be set by the Board (or a committee thereof) not later than March 31 for each such calendar year, of up to 60% of Base Salary, if such performance targets are met. The compensation payable as contemplated in the preceding sentence of this section 3(b) is referred to herein as “Bonus Compensation”. The Bonus Compensation in respect of any calendar year shall be paid as provided for under the Company’s Management Incentive Plan as may be amended from time to time.
(c)	Taxes
All amounts paid to the Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation.
4. Benefits
During the Term of Employment, and in addition to any benefits and perquisites to which the Employee is otherwise entitled pursuant to this Agreement, the Employee shall be entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, twenty business days paid vacation per year, and other similar employee benefits at least equal to those currently or subsequently received by other senior employees of the Company as such may be provided by the Company in its sole and absolute discretion from time to time. In addition, during the Term of Employment, the Employee shall be entitled to reimbursement for the reasonable use of an automobile and for the payment of reasonable country club dues (but, not including initiation fees) on terms consistent to those received by other senior employees of the Company.

5. Termination
This Agreement shall terminate (subject to Section 9(f) below) and the Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):
(a)	The Expiration Date;
(b)
The: (i) death of the Employee or (ii) the Disability of the Employee. For purposes of this Agreement, ‘Disability’ shall mean the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months

(c)	The discharge of the Employee by the Company with or without Cause; or
(d)
The resignation of the Employee (and without limiting the effect of such resignation, the Employee agrees to provide the Company with not less than 30 days prior written notice of his resignation, in which event the Company may, at its option, declare such resignation to be effective at any day following receipt of such notice).

The Company may discharge the Employee at any time, for any reason or no reason, with or without Cause. As used in this Agreement, “Cause” means: (i) dishonesty detrimental to the best interests of the Company or any of its affiliates; (ii) conduct of Employee involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (iii) willful disloyalty to the Company or the Board, (iv) refusal or failure of Employee to obey the lawful directions of the Board, (v) neglect of duties and responsibilities assigned to Employee, (vi) indictment for a felony or conviction or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law, (vii) the violation by Employee of any federal and/or securities or employment laws or regulations, (viii) the use by Employee of a controlled substance without a prescription or the use of alcohol which impairs Employee’s ability to carry out his duties and responsibilities, or (ix) material violation by Employee of the Company’s policies and procedures or any breach of any agreement between the Company and Employee.
6. Effect of Termination
In the event of termination of the Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 6 below; provided, that, the obligations of the Company to make any payment required pursuant to this Section 6 (other than (x) any amounts of Employee’s Base Salary previously earned and accrued, (y) in accordance with the Company’s policy, unreimbursed business expenses of Employee, and (z) any amounts payable on account of accrued but unused vacation, ((x), (y), and (z) collectively, the “Employee’s Accrued Obligations”), is conditioned upon (i) execution and delivery by Employee to the Company of a release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of the Employee’s employment with the Company and the termination thereof in form substantially as set forth in Exhibit A, attached hereto (the “Release”), and (ii) such Release, once executed by Employee and delivered to the Company, becomes irrevocable, enforceable and final under the applicable law. Employee shall be required to execute and deliver the Release to the Company within forty-five (45) days following the date on which the Termination Event occurred or forfeit Employee’s right to benefits under Section 6.

(a)
In the event that the Employee’s employment is terminated for the reason set forth in Section 5(a) above (i.e., Expiration Date), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):

(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (a) Termination Date; and
(ii)	any amounts of Bonus Compensation earned and due in respect of a completed calendar year, which remains unpaid to the Employee as of the Clause (a) Termination Date.
(b)
In the event that the Employee’s employment is terminated for the reason set forth in Section 5(b) above (i.e., death or Disability), then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”) (or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):

(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (b) Termination Date;
(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (b) Termination Date; and
(iii)	a pro-rated portion of the Bonus Compensation computed as set forth below.
(c)
In the event that the Employee’s employment is terminated (A) for the reason set forth in Section 5(d) above (i.e., resignation) or (B) due to the discharge of the Employee by the Company for Cause, then, in lieu of any other payments of any kind (including without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (c) Termination Date”) the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (c) Termination Date.

(d)
In the event that the Employee’s employment is terminated due to the discharge of the Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion), then, in lieu of any other payments of any kind (including, without limitation, any severance payments), the Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (d) Termination Date”) (other than in the case of (iv), which shall be paid in accordance with normal payroll practice of the Company or, in the case of any Bonus Compensation, as soon as practicable following the calculation thereof):

(i)	the Employee’s Accrued Obligations, due and unpaid to the Employee from the Company as of the Clause (d) Termination Date;
(ii)	any amounts of Bonus Compensation earned and due with respect to a completed calendar year, which remains unpaid to the Employee as of the Clause (d) Termination Date;
(iii)	a pro-rated portion of the Bonus Compensation computed as set forth below; and
(iv)
a continuation of the payment, in accordance with the normal payroll practice of the Company, of amounts of Base Salary that the Employee would have earned through the Expiration Date had he continued to be employed by the Company through the Expiration Date.

(e)
In the event of any termination of the Employee’s employment, the Employee shall be under no obligation to seek other employment, but in the event the Employee becomes employed following any such termination, the Company shall be entitled to an offset of the payments paid or to be paid under clause (iv) of Section 6(d) above, on account of any remuneration or other benefit attributable to any subsequent employment that the Employee may obtain. The Employee shall correctly disclose to the Company all such remuneration or other benefit, and if there is a written employment agreement in connection therewith, provide the Company with a copy thereof.

(f)
For the purpose of this Section 6, any Bonus Compensation shall be deemed to be earned and to become due and payable with respect to any calendar year only if the Term of Employment has continued through December 31, of such year and, with respect to the amounts, if any, of such Bonus Compensation for any year, shall be determined based upon the level of attainment of the applicable performance targets for such year. In the event that, pursuant to the terms of this Section 6, the Employee is entitled to receive any pro rated Bonus Compensation, such pro ration shall be determined following December 31 of the calendar year in which the Employee ceases to be employed hereunder, and shall be calculated by multiplying the Bonus Compensation that would have been deemed earned and to become due and payable in accordance with the terms of this Agreement with respect to the calendar year in which the Employee ceases to be employed hereunder if the Term of Employment had continued through December 31 of such year as determined based upon the applicable performance targets for such year, by a fraction, the numerator of which is the number of days from (and including) January 1 of such year through (and including) the last day of employment hereunder, and the denominator of which is 365. The Bonus Compensation shall be paid as provided for in the Company’s Management Incentive Plan as may be amended from time to time.

(g)
Notwithstanding the foregoing, the Company shall be relieved of any obligation to continue any payments under Sections 6(d) (iii) and (iv) and any future or continuing installments thereof, in the event that Employee is determined, at any time before or after the effective date of the termination of Employee’s employment, to have engaged in any conduct constituting Cause prior to his termination date or constituting a breach of Sections 7 or 8 hereof. Further, in the event of the foregoing, Executive shall repay any remuneration already received pursuant to or on account of Sections 6(d)(iii) and (iv).

7. Non-Disclosure
During the Term of Employment and at all times thereafter, the Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (i) obtained by the Employee during the Employee’s employment by the Company and any of the subsidiaries of the Company and (ii) not otherwise in the public domain (“Confidential Information”). The Employee also agrees to keep confidential and not disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). The Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. The Employee will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
All processes, know-how, technologies, trade-secrets information, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by the Employee, alone or with others, during the Term of Employment and out of the performance of his duties and responsibilities hereunder, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by the Employee to the Company. The Employee shall perform all necessary acts (including, without limitations, executing and delivering any confirmatory assignments, power of attorney, documents, or instruments requested by the Company or any of its subsidiaries) to vest title to any such Invention in the Company or the applicable subsidiary and to enable the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

All right, title and interest in all copyrightable material that the Employee shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by the Employee to the Company, along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to the Employee, the Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by the Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
8. Non-Compete and Non-Solicitation
(a)
In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, the Employee agrees that during the Term of Employment, the Employee will comply with the provisions of Section 1 above.

(b)
Unless the Employee’s employment is terminated by the Company without Cause, for the later of (i) a period of one (1) year following the last day of the Term of Employment or (ii) the period during which the Company continues to pay Base Salary to the Employee after termination of employment under Section 6(d)(iv), the Employee will not, either directly or indirectly, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of Employee’s employment. The business of manufacturing, selling and/or distributing railcars and railcar parts and other related products shall be and be deemed to be “competitive” with the business conducted by the Company for the purposes hereof.

(c)
The Employee covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for the later of (i) one (1) year following the last day of the Term of Employment or (ii) the period during which the Company continues to pay Base Salary to the Employee under Section 6(d)(iv) thereafter, the Employee shall not directly, or indirectly, for herself or for any other Person:

(i)	solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates;
(iii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or
(iv)	advise any Person not to do business with the Company or any of its subsidiaries or affiliates.
The Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure and Non-Compete and Non-Solicitation sections respectively) would not be unduly burdensome to the Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. The Employee agrees that the remedy of damages for any breach by the Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.
9. Miscellaneous
(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by the Employee and the Company.

(b)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that the Employee may not delegate any of the Employee’s duties hereunder, and may not assign any of the Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. In the event the Company assigns this Agreement and its successor assumes the Company’s obligations hereunder in writing or by operation of law, (i) the Company shall be released from all of its obligations hereunder, and (ii) all of the references to the Company, and to the Board, shall be deemed to be references to the Company’s successor and to the governing body of such successor, respectively. The Company and all of its future or current subsidiaries shall be and be deemed to be third-party beneficiaries of this Agreement.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

(d)	The Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.
(e)
This Agreement and all of its provisions (other than the provisions of Section 3(c)A(i), Section 5, Section 6, Section 7, Section 8, and Section 9 hereof, which shall survive termination) shall terminate upon the Employee ceasing to be an employee of the Company for any reason.

(f)
All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:
American Railcar Industries, Inc.
100 Clark Street
St. Charles, Missouri 63301
Facsimile:       (636) 940-6044
Attention:       Chairman, Board of Directors
If to the Employee:
At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.
[Signature Page Follows]

AMERICAN RAILCAR INDUSTRIES, INC.

By:	/s/ Dale C. Davies Name: Dale C. Davis Title: Chief Financial Officer

Date:	May 8, 2009

EMPLOYEE:

By:	/s/ James Cowan James Cowan

Date:	May 8, 2009
[Signature page to Employment Agreement]